As filed with the Securities and Exchange Commission on August 13, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EXCELLIGENCE LEARNING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0559897
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2 Lower Ragsdale Drive Monterey, California	93940
(Address of Principal Executive Offices)	(Zip Code)

AMENDED AND RESTATED 2001 STOCK OPTION AND INCENTIVE PLAN

(Full Title of the Plan)

Ronald Elliott

Chief Executive Officer

Excelligence Learning Corporation

2 Lower Ragsdale Drive

Monterey, California 93940

(831) 333-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey L. Kateman, Esq.

Latham & Watkins LLP

633 West Fifth Street, Suite 4000

Los Angeles, California 90071

(213) 485-1234

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, $0.01 par value	500,000	$5.00	$2,500,000	$202.25

(1)	Represents 500,000 additional shares of common stock, $0.01 par value (“Common Stock”), of Excelligence Learning Corporation, a Delaware corporation (the “Company”), reserved for issuance under the Amended and Restated 2001 Stock Option and Incentive Plan (the “Plan”), by virtue of an amendment to the Plan that, among other things, increased the number of shares issuable under the Plan from 1,300,000 to 1,800,000. This registration statement shall also cover any additional shares of Common Stock which may become issuable under the Plan by reason of any stock split, stock dividend, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock of the Company. Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of Common Stock which may be issued as a result of anti-dilution provisions contained in the Plan.
(2)	Estimated solely for purposes of computing the registration fee for the additional shares registered hereby pursuant to Rule 457(h)(1) of the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the Common Stock of $5.00 per share as reported on The Nasdaq SmallCap Market on August 8, 2003.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Incorporation of Contents of Prior Registration Statement

Excelligence Learning Corporation (the “Registrant”) files this Registration Statement pursuant to Instruction E of Form S-8 and incorporates by reference the contents of the previous Registration Statement filed by the Registrant on Form S-8 (Registration No. 333-64762). The current registration of 500,000 shares of Common Stock will increase the number of shares registered for issuance under the Registrant’s Amended and Restated 2001 Stock Option and Incentive Plan from 1,300,000 to 1,800,000 shares.

Item 8. Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

4.1	Amended and Restated 2001 Stock Option and Incentive Plan of the Registrant.(1)

*5.1	Opinion of Latham & Watkins LLP.

*23.1	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

*23.2	Consent of KPMG LLP.

*24	Power of Attorney (included on the signature pages of this Registration Statement).

* Filed herewith.

(1) Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2003, filed with the Commission on August 7, 2003 (File No. 000-32613).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monterey, State of California, on August 13, 2003.

EXCELLIGENCE LEARNING CORPORATION

By:	/s/ Richard Delaney
Richard Delaney
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Ronald Elliott and Richard Delaney, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments thereto (including pre- and post-effective amendments) or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert MacDonald Robert MacDonald	Chairman of the Board	August 13, 2003

/s/ Ronald Elliott Ronald Elliott	Director and Chief Executive Officer (Principal Executive Officer)	August 13, 2003

/s/ Richard Delaney Richard Delaney	Director and Chief Financial Officer (Principal Financial Officer)	August 13, 2003

/s Jeffrey Grace Jeffrey Grace	Vice President – Finance (Principal Accounting Officer)	August 13, 2003

/s/ Louis Casagrande Louis Casagrande	Director	August 13, 2003

/s/ Dean DeBiase Dean DeBiase	Director	August 13, 2003

/s/ Scott Graves Scott Graves	Director	August 13, 2003

/s/ Al Noyes Al Noyes	Director	August 13, 2003

INDEX TO EXHIBITS

EXHIBIT
4.1	Amended and Restated 2001 Stock Option and Incentive Plan of the Registrant.(1)

*5.1	Opinion of Latham & Watkins LLP.

*23.1	Consent of Latham & Watkins LLP (included as part of Exhibit 5.1).

*23.2	Consent of KPMG LLP.

*24	Power of Attorney (included on the signature pages of this Registration Statement).

*Filed herewith.

(1) Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2003, filed with the Commission on August 7, 2003 (File No. 000-32613).